Exhibit 8.1

Everbright Digital Holdings Limited Unit 1A, 10/F C-Bons International Centre 108 Wai Yip Street Kwun Tong Hong Kong	Your Reference: Our Reference: wk/2024/100/wk/ci

Date: June 26, 2026

Dear Sirs,

Re: Legal Opinion on Certain Hong Kong Legal Matters (the “Matter”)

We are qualified lawyers of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) and as such are qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof.

We were engaged as Hong Kong counsel to Everbright Digital Holding Limited (the “Listco”), a company incorporated under the laws of the Cayman Islands, and its subsidiary incorporated in Hong Kong with limited liability, Hong Kong United Metaverse Limited (the “Company”, together with the Listco, the “Group”), in connection with the Listco’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Listco with the U.S. Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder (the “Rules”), relating to the follow-on offering by the Listco of up to 1,927,438 ordinary shares with US$0.00064 par value per share of the Listco. We have been requested to give this opinion as to the matters set forth below.

A.          Assumptions

For the purpose of giving our opinions, we have examined copies of due diligence documents provided by the Company and the Listco, and obtained other relevant documents as we deemed necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by us, we have relied upon statements issued or made by, among others, appropriate representatives of the Company and the Listco.

Partners

合夥人

William W. F. Khoo

丘煥法律師

Michael T. H. Ngai

倪子軒律師

Senior Associate

資深律師

Annabel Y. H. Chan

陳彥紅律師

Associates

律師

Katriney L. Y. Lam

林莉宜律師

Cathy H.C. Tse

謝康程律師

Edward T.Y. Chan

陳梓彥律師

Consultants

顧問

Eric M. Ip

葉明律師

Shirley C. Y. Ko

高菁盈律師

Anthony C. S. Cheung

張智聲律師

Natalie Y. Yeung

楊兒律師

Crystal H.K. Choi

蔡曉琦律師

Kaze B.Y. Lee

李葆瑤律師

Foreign Lawyers

外地律師

Rao Gaoming

饒高明律師

Chen Zhou

陳洲律師

Tan Jinghui

譚敬慧律師

In rendering this opinion, we have assumed without independent investigation the following (the “Assumptions”):

(i).	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorised by such party to execute the same, all documents (the “Documents”) submitted to us in relation to the Matter as originals (if any) are authentic, and all documents submitted to us as certified or photostatic copies conform to the originals;

(ii).	Each of the parties (other than the Company) to the Documents, (a) if a legal person or other entity, is duly organised and is validly existing in good standing under the laws of its jurisdiction of organisation and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organisation or incorporation or the laws that it/she/he is subject to;

(iii).	The Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocations or terminations have occurred, with respect to any of such Documents after they were submitted to us for the purposes of this opinion;

(iv).	The accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company and/or the Listco, including the Company’s confirmation issued by the authorised representatives of the Company dated June 26, 2026 (the “Company’s Confirmation”) to us;

(v).	The information disclosed by company searches, other public searches and/or search conducted by I-OnAsia Limited (“I-OnAsia”) (an independent search agent) in Hong Kong are accurate and complete as at the time of this Opinion and conforms to records maintained by the Company and/or the Listco, and that such searches would not fail to disclose any information which had been filed with or delivered to the Hong Kong Companies Registry and/or the relevant bodies but had not been processed at the time when the relevant searches were conducted;

(vi).	The laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii).	The instructions and information provided by the Company and/or the Listco are true and accurate to our best belief; and

(viii).	There has been no change in the information contained in the latest records of the Company and the Listco and/or any other relevant company under the Hong Kong Companies Registry made up to the issuance of this opinion.

B.	Documents examined

For the purpose of preparing this opinion and subject to bases, assumptions and qualifications set out below, we have reviewed and examined the Documents as set out in the Appendix hereto. In addition to the Documents, we have reviewed and examined the following:

(1)	results of searches carried out by us on June 26, 2026, against the records of the Company as kept on the Company Registry in Hong Kong;

(2)	results of winding up searches carried out by us on June 26, 2026, against the publicly available records at the Official Receiver’s Office in Hong Kong in respect of the Company;

(3)	results of searches for trademarks, patents and designs carried out at the Online Search System of the Intellectual Property Department of Hong Kong against the Company as applicant/owner on June 26, 2026 (“IP Search Results”); and

(4)	results of searches contained in the search report issued by I-OnAsia on January 21, 2025.

(The searches above collectively referred to herein as the “Searches”.)

C.	Opinions

1.	Corporate Matters

1.1.	Corporate Structure and Information

Subject to the Assumptions and Qualifications (as defined below), and based on the register of members of the Company, the register of directors of the Company, the Searches and the Company’s Confirmation, the particulars of the Company are set out hereinbelow:

The current corporate structure of the Company is as follows:

Company Name	:	Hong Kong United Metaverse Limited

Former Name	:	Hong Kong Zhuhai Technology Company Limited

Place of incorporation	:	Hong Kong

Date of incorporation	:	March 31, 2021

Company status	:	Live

BRN	:	72844335

Registered Office and Principal Place of Business	:	Unit 1A, 10/F., C-Bons Int’l Ctr, 108 Wai Yip Street, Kwun Tong, Hong Kong

Number of issued share	:	1

Issued and Paid up Share Capital	:	HK$1

Shareholding structure and Shareholder	:	Shareholder Everbright Digital International Limited No. of share(s) held 1 share

Director	:	Leung Chun Yip

Company Secretary	:	Latitude n Longitude Corporate Services Limited

Nature of Business	:	information technology; integrated marketing solutions provider

1.2.	Articles of association

Based on the Documents, the articles of association were duly registered with the Companies Registry of Hong Kong upon incorporation. The articles of association of the Company have not been amended since incorporation.

Subject to the Companies Ordinance (Chapter 622 of the Laws of Hong Kong) (“Companies Ordinance”), the articles of association do not contain any unusual provisions that affect the voting rights of its shareholders.

Pursuant to section 11 of the Companies Ordinance, a private company must by its articles restrict a member’s right to transfer shares. In this respect, article 7 of the articles of associations of the Company provides that the directors may in their discretion refuse to register the transfer of a share. Accordingly, transfer of shares in the Company by its shareholders shall be approved by its directors.

Subject to the requirements under the Companies Ordinance, the articles of association of the Company do not contain any unusual provision that affects the declaration of, or payment of dividends to, shareholders.

The Company has the corporate power to carry on its business in the manner as currently conducted by it within the scope permitted under their articles of association and business licences, if any.

1.3.	Due Incorporation

Based on the certificate of incorporation in respect of the Company issued by the Hong Kong Companies Registry on March 31, 2021 and the Searches, the Company is a company with limited liability duly incorporated and validly existing under the laws of Hong Kong and is in continuing registration with the Companies Registry of Hong Kong. The Company can sue and be sued in its own name in the courts of Hong Kong and under the laws of Hong Kong to the extent that the courts of Hong Kong have or assume jurisdiction and the Hong Kong courts do not exercise their discretion to stay any such proceedings.

1.4.	Applicable laws

Based on the Documents and the Company’s Confirmation, (i) the Company is headquartered in Hong Kong, with its officers and all members of the board of directors being based in Hong Kong and are not Mainland China citizens; (ii) the Company does not, directly or indirectly, own or control any entity or subsidiary in Mainland China, nor is it controlled by any Mainland Chinese company or individual directly or indirectly; (iii) the Company only operates in Hong Kong, all of its revenues and profits are generated in Hong Kong, none of its business activities are conducted in Mainland China, and the Company has not generated revenues or profits from Mainland China in the most recent accounting year accounts for more than 50% of the corresponding figure in its audited consolidated financial statements for the same period; and (iv) the Company does not have nor intends to set up any subsidiary or enter into any contractual arrangements to establish a variable interest entity structure with any entity in Mainland China.

Pursuant to the Basic Law, (the “Basic Law”), which is a national law of the People’s Republic of China (the “PRC”) and the constitutional document for Hong Kong, national laws of the PRC shall not be applied in Hong Kong except for those listed in Annex III of the Basic Law (which shall be confined to laws relating to defense and foreign affairs as well as other matters outside the autonomy of Hong Kong). Whilst the National People’s Congress of the PRC, or the NPC, has the power to amend the Basic Law, the Basic Law also expressly provides that no amendment to the Basic Law shall contravene the established basic policies of the PRC regarding Hong Kong. As a result, national laws of the PRC not listed in Annex III of the Basic Law, including rules and regulations established by the Cyberspace Administration of China and the China Securities Regulatory Commission do not apply to the Company’s businesses in Hong Kong.

1.5.	Filing and other requirements under the Companies Ordinance

Under the Companies Ordinance, a company limited by shares in Hong Kong is required to comply with certain filing or registration requirements in relation to change of directors, change of company secretary, change of registered office, allotment of shares, annual return, etc. Where a company fails to do so, this will render the company and its responsible officers liable to fines. Late filings may also be subject to higher registration fees.

Based on the Documents, the Company is not in breach of its filing requirements in all material respects as of the date of this opinion.

1.6.	Share Capital

The current issued and paid-up share capital of the Company are as follows:

Issued and paid-up share capital:	HK$1
Number of issued and paid-up share:	1 ordinary share

1.7.	Shareholder

Shareholder:	Everbright Digital International Limited
Number of shares held:	1 ordinary share
Share percentage/Percentage of voting power:	100%

The abovenamed shareholder is the sole current registered holder and the current legal owner of all the shares in the Company, and entitled to the equity of the Company and the rights and interests attached thereto. Based on the Documents and the Company’s Confirmation provided to us, the shareholder’s interest in the Company is free from any encumbrances such as mortgage, lien, pledge, charge, title retention, right to acquire, security interest, option, pre-emptive or other similar right, right of first refusal, third-party right, instruction or any other encumbrance or condition whatsoever as at the date of this opinion.

Based on the Documents, there is only one class of shares for the Company, i.e., ordinary shares with the same voting rights.

Under Hong Kong laws, the Company is not required to obtain permission from any Hong Kong authorities to issue ordinary shares to investors.

1.8.	Dividends

Based on the Documents and the Company’s Confirmation, the Company has not declared or paid any dividend as of the date of this opinion.

Under Hong Kong laws, all dividends and other distributions declared and payable on the shares of the Company in accordance with the Companies Ordinance may be paid or distributed to holders of such shares, and such dividends and other distribution made to holders of such shares are not subject to withholding or other taxes and are otherwise free and clear of any other duty, withholding or deduction under the laws of Hong Kong, and may be paid without obtaining any approval from any governmental authority in Hong Kong. Save and except that a distribution may only be made by the Company out of profits in accordance with the Companies Ordinance and its articles of association, there is no general restriction against payment of dividends, making of distributions, repayment of loans, or transfer of property and assets to any third party by the Company under the laws of Hong Kong or its articles of association. Dividends or distributions may be paid in Hong Kong dollars and may be converted into other foreign currency and transferred out of Hong Kong. There is no exchange control legislation under Hong Kong laws.

Pursuant to article 112 of the Basic Law, there are no foreign exchange control policies applied in Hong Kong, the Hong Kong dollars shall be freely convertible. Accordingly, there are no restrictions or limitations imposed on foreign exchange to transfer cash between the Company and the Listco, the conversion of Hong Kong dollars into foreign currencies and the remittance of currencies out of Hong Kong.

1.9.	Encumbrances

Based on the Documents and the Company’s Confirmation provided to us, there are no registered mortgages or charges or other kinds of security over the assets of the Company.

2.	Major Licences and Consents

The Company has obtained the following business registration for its business carried out in Hong Kong.

Business Name	Address	Business Registration Certificate No.	Effective Period
Hong Kong United Metaverse Limited	Unit 1A, 10/F, C-Bons Int’l Ctr, 108 Wai Yip St, Kwun Tong, HK	72844335-000-03-26-4	31/03/2026 – 30/03/2027

Based on the Documents and the Company’s Confirmation, save for the business registration issued in accordance with the Business Registration Ordinance (Chapter 310 of the Laws of Hong Kong) (“Business Registration Ordinance”), the Company is not required to obtain any other material permit, licence or approval in Hong Kong in order to engage in the operation of its business in Hong Kong.

Based on the Documents and the Company’s Confirmation, the business registration certificate is valid and has not expired, been varied or revoked and remain in full force and effect. Further, based on the Documents, the Searches and the Company’s Confirmation, the Company is in compliance in all material respects with the aforementioned business registration certificates and no action has been taken or threatened for the cancellation of such certificate, registration or licence.

3.	Intellectual Property

According to the IP Search Results on trademarks, patents and designs, the Company has no registered trademark, patent or design in Hong Kong.

Based on the Searches and the Company’s confirmation, there are no registered or unregistered intellectual property assets owned, used, licensed and/or held by the Company, and the Company has not received any formal notice that it infringes any intellectual property rights of any third party up to the date of this opinion.

4.	Litigation and winding up

According to the Documents, the Searches and the Company’s Confirmation, there is:

(a)	no record of any order or resolution for the winding-up or any notice of the appointment of a receiver, administrator or liquidator in connection with the winding-up, dissolution or reorganisation of the Company or its assets in Hong Kong, and no record of any petition for the winding-up against the Company in Hong Kong;

(b)	no steps having been taken to wind up or dissolve the Company, appoint a receiver, administrator or liquidator in respect of it or any of its assets; and

(c)	no actions, suits, investigations, litigation or proceedings current, pending or threatened against or affecting the Company or any of its assets in which the Company is a defendant or respondent before the courts of Hong Kong as at the date hereof.

5.	Properties

Based on the Documents and the Company’s Confirmation, the Company as of the date of this opinion, leased the following property in Hong Kong (the “Property”):

Property	Landlord	Tenant	Date of Tenancy Agreement	Lease Term
Unit 1A, 10/F, C-Bons Int’l Ctr, 108 Wai Yip St, Kwun Tong, HK	BAUHINIA HOLDINGS (CHINA) LIMITED (BRN: 59529520)	Hong Kong United Metaverse Limited (BRN: 72844335)	March 3, 2026	January 1, 2026 to March 31, 2027

Based on the Documents and the Company’s Confirmation, the tenancy agreement for the Property identified above was/is valid, legally binding and effective, and the use of the Property was/is in accordance with the usage approved under the tenancy agreement, if stated.

6.	Employment

6.1	Employment Contracts

Based on the Company’s Confirmation, all of the Company’s employees are stationed in Hong Kong. The employment contracts of the Company provided to us for review conform with the requirements under the Employment Ordinance (Chapter 57 of the Laws of Hong Kong) (the “Employment Ordinance”).

6.2	Employees’ Benefits

Retirement Pension Scheme

As the Company has not provided us with the relevant documents and information for our review, we therefore do not express any opinion on the Company’s compliance with the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong).

Employees’ Compensation Insurance

According to section 40 of the Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong) (“Employees’ Compensation Ordinance”), no employer shall employ any employee in any employment unless there is in force a policy of insurance to cover their liabilities both under the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees, irrespective of the length of employment contract or working hours, full-time or part-time employment. If an employer fails to comply with the Employee’s Compensation Ordinance to secure an insurance cover, the employer commits an offence and is liable on conviction to a maximum fine of HK$100,000 and imprisonment for two years.

Based on the Documents and the Company’s Confirmation, as of the date of this opinion, the Company has taken out and maintained a valid employees’ compensation insurance for its employees.

7.	Tax

7.1	The Company is subject to profits tax under Hong Kong laws in respect of its assessable profits arising in or derived from Hong Kong under the Inland Revenue Ordinance (Chapter 112 of the Laws of Hong Kong).

7.2	The applicable Hong Kong profits tax rates for the Company for the years of assessment 2021/2022, 2022/2023, 2023/2024, 2024/2025 and 2025/2026 are 8.25% on assessable profits up to HK$2,000,000 and 16.5% on any part of assessable profits over HK$2,000,000.

7.3	Based on the Company’s Confirmation, the Company has duly submitted, or otherwise is not required to submit, its profits tax returns as of the date of this opinion and we are not aware of any complaints, investigation of, any disputes with, or any fines, penalties or other administrative sanctions imposed by the Inland Revenue Department against the Company.

8.	Offering Documents

8.1	The statements set forth in the Registration Statement under the captions “Prospectus Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (save for the financial statements and its related schedules and the financial data contained therein to which we express no opinion), “Corporate History and Structure”, “Enforceability of Civil Liabilities” and “Legal Matters” insofar as such statements purport to describe or summarise Hong Kong legal matters currently in effect at the date of this opinion stated therein as at the date hereof, are true and accurate in all material respects, and represent a fair and accurate summary in all material respects of the Hong Kong legal matters stated therein as at the date hereof.

9.	Offering in Hong Kong

The Shares may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong) (“SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Chapter 32 of the Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O, and no advertisement, invitation or document relating to the Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

D.	Qualifications

The opinion expressed above is subject to the following qualifications (“Qualifications”):

(i).	Our opinion is limited to the laws of Hong Kong and of general application on the date hereof. We have not made investigation of, and do not express or imply any view on, the laws of any jurisdiction other than Hong Kong, and accordingly express or imply no opinion, whether directly or indirectly, on the laws of any jurisdiction other than Hong Kong;

(ii).	The laws of Hong Kong referred to herein are the laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii).	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defences, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv).	This opinion is issued based on the laws of Hong Kong that are currently in effect. For matters which are not explicitly provided for under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to our opinion stated above;

(v).	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on certificates and the Company’s Confirmation, the Listco, relevant governmental and regulatory authorities, and public searches conducted in Hong Kong and such matters of facts and the legal conclusions drawn therefrom are subject to any limitation, disclaimers or qualifications therein, and that they are further subject to and limited by the documents and information made available to us, including without limitation the Company’s internal records, corporate records, and other documents which may not be a complete and accurate representation or record of the matters contained therein.

(vi).	This opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of this opinion should not be read independently;

(vii).	This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein; and

(viii).	As used in this opinion, the expression “to our best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of this firm who have worked on the Matter for the Company in connection with the Offering and the transactions contemplated thereunder. We have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company and/or the Listco or the rendering of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully,

Khoo & Co.

Encl.

Appendix – List of Documents Reviewed

No.	Document
1.	Certificate of Incorporation of the Company issued on March 31, 2021
2.	Certificate of change of name issued on May 13, 2022
3.	Articles of Association of the Company
4.	Register of directors of the Company
5.	Register of members of the Company
6.	Register of significant controllers of the Company
7.	Business Registration Certificate No. 72844335-000-03-26-4 of the Company
8.	Employment agreements entered between the Company and employees of the Company during 1 March 2023 to 1 December 2024